Exhibit 99.1

CALLAWAY GOLF COMPANY ANNOUNCES RECORD FIRST QUARTER 2022 RESULTS AND INCREASES 2022 OUTLOOK

First Quarter Revenue Increase Driven by Strong Demand, Improved Supply and Strength Across All Segments

Topgolf Delivers Positive 2.3% Same Venue Sales Growth Compared to 2019

  Q1 2022 consolidated net revenues increased $388.6 million (+59.6% compared to Q1 2021) to $1,040.2 million
  Q1 2022 GAAP net income of $86.7 million and non-GAAP net income of $70.9 million
  Q1 2022 total segment operating income margin improved 140 basis points on a pro forma basis, which includes Topgolf results for the full three-month period (see "Segment Results" below for pro forma results)
  Q1 2022 Adjusted EBITDA increased $42.0 million (+32.9% compared to Q1 2021) to $169.8 million
  Increased full year 2022 revenue outlook to $3,935 million - $3,970 million and Adjusted EBITDA outlook to $535 million - $555 million

CARLSBAD, Calif., May 10, 2022 /PRNewswire/ -- Callaway Golf Company (the "Company" or "Callaway") (NYSE: ELY) announced today its financial results for the quarter ended March 31, 2022.

"Our first quarter results reflect strong performance across all segments, as demand for our golf equipment and soft goods lines remained very strong, and Topgolf finished the quarter on a high note. After a slow start early in the quarter due to Omicron, Topgolf's March same venue sales surged to approximately 10% growth over 2019, resulting in a pleasing +2% same venue sales growth for the quarter, compared to 2019," commented Chip Brewer, President and Chief Executive Officer of Callaway. "Our strong start this year, together with continued strong demand across all of our business segments, gives us the confidence to raise our full year 2022 outlook expectations. I could not be more pleased with how our business is operating or more confident in our ability to create long-term shareholder value."

GAAP, NON-GAAP AND PRO FORMA RESULTS
In addition to the Company's results prepared in accordance with GAAP, the Company has provided information on a non-GAAP basis. The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information. 2021 results presented on a pro forma basis include Topgolf results for January and February prior to the closing of the merger on March 8, 2021.

SUMMARY OF FINANCIAL RESULTS

The Company announced the following GAAP and non-GAAP financial results for the quarter ended March 31, 2022 (in millions, except earnings per share).

GAAP RESULTS

	Three Months Ended March 31,
	2022	2021(1)	Change
Net revenues	$ 1,040.2	$ 651.6	$ 388.6
Income from operations	94.3	76.1	18.2
Other (expense)/income, net	(23.3)	244.1	(267.4)
Income before income taxes	71.0	320.2	(249.2)
Net income	$ 86.7	$ 272.5	$ (185.8)
Earnings per share - diluted	$ 0.44	$ 2.19	$ (1.75)

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported financial results for the first quarter of 2021 only include approximately one month of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in net revenues and $(27.8) million in loss before income taxes.

NON-GAAP RESULTS

The non-GAAP results exclude certain Non-Recurring and Non-cash Adjustments as defined below.

	Three Months Ended March 31,
	2022	2021(1)	Change
Net revenues	$ 1,040.2	$ 651.6	$ 388.6
Income from operations	106.0	96.5	9.5
Other expense, net	(22.1)	(5.5)	(16.6)
Income before income taxes	83.9	91.0	(7.1)
Net income	$ 70.9	$ 76.6	$ (5.7)
Earnings per share - diluted	$ 0.36	$ 0.62	$ (0.26)
Adjusted EBITDA	$ 169.8	$ 127.8	$ 42.0

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported financial results for the first quarter of 2021 only include approximately one month of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in net revenues and $2.3 million in Adjusted EBITDA.

First Quarter 2022 Financial Highlights
(All comparisons to prior periods are calculated on a year-over-year basis.)

  Net revenues increased $388.6 million (59.6%), driven by a $229.4 million (247.7%) increase in the Topgolf business (which was included for three months in 2022 compared to one month in 2021 due to the timing of the merger), a $91.1 million (24.2%) increase in the Golf Equipment business and a $68.1 million (37.4%) increase in the Apparel, Gear and Other business. Changes in foreign currency rates had a $21.2 million negative impact upon first quarter 2022 net revenues.
  GAAP income from operations increased $18.2 million (23.9%) and non-GAAP income from operations increased $9.5 million (9.8%), amid strong sales across all segments. While changes in foreign currency rates, increased freight expense and other inflationary impacts put pressure on operating margins, the Company's price increases, volume variances and efficiencies were generally able to offset these pressures and the Company reported increased operating income across all segments.
  GAAP other income/(expense) decreased $(267.4) million to other expense of $(23.3) million, primarily due to a one-time gain in the first quarter of 2021 of $252.5 million relating to a non-cash write-up of the value of the Company's pre-merger investment in Topgolf to its fair value. Non-GAAP other income/(expense) increased by $(16.6) million to $(22.1) million, primarily due to a $(16.1) million increase in interest expense related to the addition of a full quarter of Topgolf debt and increased venue financing interest due to the development of additional venues.
  First quarter 2022 GAAP net income decreased $185.8 million to $86.7 million, primarily due to the $252.5 million non-cash Topgolf gain in the first quarter of 2021, partially offset by a favorable $65.4 million change in the Company's tax valuation allowance period over period. On a non-GAAP basis, which excludes, among other items, the Topgolf gain and the change in valuation allowance, first quarter non-GAAP net income was $70.9 million compared to $76.6 million in the first quarter of 2021. The first quarter 2021 results do not include $27.8 million of pre-tax loss from Topgolf for January and February, which occurred prior to the closing of the merger.
  GAAP earnings per common share - diluted was $0.44 per common share in the first quarter of 2022, compared to $2.19 per common share in the first quarter of 2021. Non-GAAP earnings per common share - diluted was $0.36 in the first quarter of 2022, compared to $0.62 per common share in 2021. Weighted average diluted shares were 200.8 million shares of common stock for the first quarter of 2022, an increase of 76.2 million shares compared to 124.6 million shares in the first quarter of 2021. The increased share count is primarily related to the Topgolf merger shares being outstanding for a full quarter compared to one month in 2021, along with an accounting change that took effect on January 1, 2022, which requires Callaway to include 14.7 million shares related to the assumed conversion of the Company's convertible notes.
  First quarter 2022 Adjusted EBITDA increased $42.0 million, or 32.9%, driven by a $26.9 million increase from Topgolf and a $15.1 million increase from the non-Topgolf business, which includes continued investment in the corporate functions.
  The Company completed its previously announced $50.0 million stock repurchase program by purchasing an additional 1,069,287 shares of common stock during the first quarter at an average price of $23.38.

SEGMENT RESULTS

The table below provides the breakout of segment net revenues for the quarter ended March 31, 2022 (in millions):

SEGMENT NET REVENUES
	Reported Results for the			Pro Forma Results for the
	Three Months Ended March 31,			Three Months Ended March 31,
	2022	2021(1)	Change	2022	2021(1)	Change
Topgolf	$ 322.0	$ 92.6	$ 229.4	$ 322.0	$ 235.6	$ 86.4
Golf Equipment	468.0	376.9	91.1	468.0	376.9	91.1
Apparel, Gear and Other	250.2	182.1	68.1	250.2	182.1	68.1
Total Segment Net Revenues	$ 1,040.2	$ 651.6	$ 388.6	$ 1,040.2	$ 794.6	$ 245.6

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported financial results for the first quarter of 2021 only include approximately one month of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in net revenues and are included in the pro forma results table above.

The table below provides the breakout of segment operating income for the quarter ended March 31, 2022 (in millions):

SEGMENT OPERATING INCOME
	Reported Results for the			Pro Forma Results for the
	Three Months Ended March 31,			Three Months Ended March 31,
	2022	2021(1)	Change	2022	2021(1)	Change
Topgolf	$ 6.5	$ 4.0	$ 2.5	$ 6.5	$ (14.1)	$ 20.6
% of segment revenue	2.0%	4.3%	(230) bps	2.0%	(6.0)%	800 bps
Golf Equipment	100.8	84.9	15.9	100.8	84.9	15.9
% of segment revenue	21.5%	22.5%	(100) bps	21.5%	22.5%	(100) bps
Apparel, Gear and Other	26.7	20.5	6.2	26.7	20.5	6.2
% of segment revenue	10.7%	11.3%	(60) bps	10.7%	11.3%	(60) bps
Total segment operating income	$ 134.0	$ 109.4	$ 24.6	$ 134.0	$ 91.3	$ 42.7
% of segment revenue	12.9%	16.8%	(390) bps	12.9%	11.5%	140 bps

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported financial results for the first quarter of 2021 only include approximately one month of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in net revenues and $(18.1) million in segment operating loss, which are included in the pro forma results table above.

First Quarter 2022 Segment Highlights
(All comparisons to prior periods are calculated on a year-over-year basis)

  Topgolf
    Contributed $322.0 million of revenue and $6.5 million of segment operating income in the first quarter of 2022, driven by healthy walk-in traffic and an increase in event bookings, following a slower start to the quarter due to Omicron cases.
    Leverage from improved sales, operating efficiencies and pricing in the venues continue to outpace any labor or input cost pressures, with segment operating margin percent up 800 basis points for the quarter, when including Topgolf results for the full three-month period in the first quarter of 2021.
    Same venue sales surpassed expectations in the first quarter of 2022, increasing 2.3% compared to the 2019 level.
    Opened one new owned and operated venue in Ontario, California and one new international franchise venue in Oberhausen, Germany during the first quarter of 2022.
  Golf Equipment
    Net revenue increased $91.1 million, or 24.2%, year-over-year, reflecting continued high demand for golf clubs and golf balls, coupled with improved supply.
    Golf Equipment segment operating income increased $15.9 million, or 18.7%, to $100.8 million amid strong sales.
  Apparel, Gear and Other
    Net revenue increased $68.1 million, or 37.4%, year-over-year, driven by a 45.2% increase in apparel sales and a 28.8% increase in gear and other sales. The strong apparel sales were driven primarily by TravisMathew and Callaway brands, and Jack Wolfskin performed relatively well given the macroeconomic situations in Europe and China.
    Operating income for the Apparel, Gear and Other segment increased $6.2 million, or 30.2%, year-over-year to $26.7 million in the first quarter of 2022.

The following is a reconciliation of income before income taxes to total segment operating income for the quarter ended March 31, 2022 and 2021 (in millions):

	Three Months Ended March 31,
	2022	2021(1)	Change
Total segment operating income:	$ 134.0	$ 109.4	$ 24.6
Corporate costs and expenses(2)	(39.7)	(33.3)	(6.4)
Income from operations	94.3	76.1	18.2
Gain on Topgolf investment	—	252.5	(252.5)
Interest expense	(31.4)	(17.4)	(14.0)
Other income	8.1	9.0	(0.9)
Income before income taxes	$ 71.0	$ 320.2	$ (249.2)

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported financial results for the first quarter of 2021 only include approximately one month of Topgolf results and therefore do not include January and February results, which were in the aggregate $(18.1) million in segment operating loss and $(27.8) million in loss before income taxes.

(2) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

2022 BUSINESS OUTLOOK

The 2022 projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) ongoing impact of COVID-19, (2) changes in foreign currency effects, which are estimated to have a negative full year impact on net revenues of $115 million compared to 2021 and $39 million on second quarter net revenues compared to second quarter 2021 and (3) freight costs and other inflationary pressures.

FULL YEAR 2022 OUTLOOK
(in millions)	2022 Current Estimate	2022 Previous Estimate	2021 Reported Results(1)	2021 Pro Forma Results(1)
Net revenues	$3,935 - $3,970	$3,780 - $3,820	$3,133	$3,276
Adjusted EBITDA	$535 - $555	$490 - $515	$445	$448

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported full year financial results for 2021 only include approximately ten months of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in revenue and $2.3 million in Adjusted EBITDA and are included in the pro forma results above.

Net Revenues: Full year 2022 net revenues estimate assumes Topgolf segment revenue of approximately $1.56 billion for the twelve months ended December 31, 2022, Golf Equipment segment revenue increasing approximately 10% year-over-year and Apparel, Gear and Other segment revenue reaching approximately $1 billion. Topgolf full year same venue sales are expected to grow at mid-to-high single digits compared to 2019, up from the previous estimate of low single digits growth, as walk-in business remains strong and the events business continues to recover more quickly than originally anticipated.

Adjusted EBITDA: The Company is increasing its full year 2022 Adjusted EBITDA guidance by $42.5 million at the midpoint of guidance. Excluding any impact of foreign currency changes, this represents a $49.5 million increase for the full year compared to the midpoint of prior Adjusted EBITDA guidance, and a $27.5 million increase for the second through fourth quarters of 2022. Full year 2022 Adjusted EBITDA estimate assumes the Topgolf segment will deliver $225 - $240 million in Adjusted EBITDA for the twelve months ended December 31, 2022.

SECOND QUARTER 2022 OUTLOOK
(in millions)	2022 Estimate	2021 Results
Net Revenues	$1,085 - $1,105	$914
Adjusted EBITDA	$185 - $200	$164

Net Revenues: Second quarter 2022 net revenues estimate assumes all segments continue to outperform 2021.

Adjusted EBITDA: Second quarter 2022 Adjusted EBITDA estimate assumes profit margins continue to largely outrun any input, freight and foreign exchange pressures the Company is experiencing, as volume, price and continuing efficiencies are continuing to offset those pressures.

ADDITIONAL INFORMATION AND DISCLOSURES

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today, May 10, 2022, to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on May 17, 2022. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization and depreciation of intangibles and other assets related to the Company's acquisitions non-cash amortization of the debt discount related to the Company's convertible notes in 2021, acquisition and other non-recurring items (including integration costs and a $252.5 million non-cash gain in 2021 resulting from the Company's pre-merger equity position in Topgolf), and changes in the Company's non-cash valuation allowance recorded against certain of the Company's deferred tax assets as a result of the Topgolf merger.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business with regard to these items. The Company has provided reconciling information in the attached schedules.

For forward-looking Adjusted EBITDA information provided in this release, reconciliation of such forward-looking Adjusted EBITDA to the most closely comparable GAAP financial measure (net income) is not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact Adjusted EBITDA. These items may include certain non-cash depreciation, which will fluctuate based on the Company's level of capital expenditures, non-cash amortization of intangibles related to the Company's acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from Adjusted EBITDA. The Company currently expects to continue to exclude these items in future disclosures of Adjusted EBITDA and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on net income.

Definitions

Same venue sales. Callaway defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company's (and its segments') second quarter and full year 2022 guidance (including net revenue, same venue sales, Adjusted EBITDA and Topgolf segment Adjusted EBITDA), continued impact of the COVID-19 pandemic on the Company's business and the Company's ability to improve and recover from such impact, impact of any measures taken to mitigate the effect of the pandemic, strength and demand of the Company's products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, increases in shareholder value, post-pandemic consumer trends and behavior, future industry and market conditions, pricing of products and services, the benefits of the Topgolf merger, foreign currency effects and their impacts, impacts of inflation and freight and other supply challenges, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary "social distancing" that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating and freight costs; global supply chain constraints and challenges (including, without limitation, as a result of any prolonged shutdown in China); the Company's level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company's business; consumer acceptance of and demand for the Company's and its subsidiaries' products and services; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19 and its variants, on the economy generally, on the level of demand for the Company's and its subsidiaries' products and services or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; and a decrease in participation levels in golf generally, during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is an unrivaled, tech-enabled modern golf and active lifestyle company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Investor Contacts
Brian Lynch
Lauren Scott
(760) 931-1771
invrelations@callawaygolf.com

CALLAWAY GOLF COMPANY
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$ 245.0	$ 352.2
Restricted cash	1.0	1.2
Accounts receivable, net	413.1	105.3
Inventories	552.4	533.5
Other current assets	192.0	173.5
Total current assets	1,403.5	1,165.7
Property, plant and equipment, net	1,534.5	1,451.4
Operating lease right-of-use assets, net	1,359.3	1,384.5
Goodwill and intangible assets, net	3,492.5	3,488.7
Other assets	289.6	257.5
Total assets	$ 8,079.4	$ 7,747.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 536.8	$ 491.2
Accrued employee compensation and benefits	107.9	128.9
Asset-based credit facilities	219.3	9.1
Operating lease liabilities, short-term	77.8	72.3
Construction advances	72.3	22.9
Deferred revenue	99.3	93.9
Other current liabilities	43.1	47.7
Total current liabilities	1,156.5	866.0
Long-term debt	1,070.5	1,025.3
Operating lease liabilities, long-term	1,356.2	1,385.4
Deemed landlord financing, long-term	463.5	460.6
Deferred taxes, net	144.0	163.6
Other long-term liabilities	188.2	164.0
Total shareholders' equity	3,700.5	3,682.9
Total liabilities and shareholders' equity	$ 8,079.4	$ 7,747.8

CALLAWAY GOLF COMPANY
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$ 245.0	$ 397.3
Restricted cash	1.0	—
Accounts receivable, net	413.1	328.8
Inventories	552.4	336.3
Other current assets	192.0	140.8
Total current assets	1,403.5	1,203.2
Property, plant and equipment, net	1,534.5	1,192.3
Operating lease right-of-use assets, net	1,359.3	1,041.4
Goodwill and intangible assets, net	3,492.5	3,589.9
Other assets	289.6	81.8
Total assets	$ 8,079.4	$ 7,108.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 536.8	$ 379.7
Accrued employee compensation and benefits	107.9	87.7
Asset-based credit facilities	219.3	15.3
Operating lease liabilities, short-term	77.8	51.5
Construction advances	72.3	54.9
Deferred revenue	99.3	70.9
Other current liabilities	43.1	36.3
Total current liabilities	1,156.5	696.3
Long-term debt	1,070.5	1,175.0
Operating lease liabilities, long-term	1,356.2	1,155.6
Deemed landlord financing, long-term	463.5	221.6
Deferred taxes, net	144.0	198.9
Other long-term liabilities	188.2	48.4
Total shareholders' equity	3,700.5	3,612.8
Total liabilities and shareholders' equity	$ 8,079.4	$ 7,108.6

CALLAWAY GOLF COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenues:
Products	$ 722.4	$ 559.9
Services	317.8	91.7
Total net revenues	1,040.2	651.6
Costs and expenses:
Cost of products	411.8	310.6
Cost of services, excluding depreciation and amortization	39.0	11.0
Other venue expenses	230.4	65.4
Selling, general and administrative expense	243.1	173.9
Research and development expense	17.5	12.7
Venue pre-opening costs	4.1	1.9
Total costs and expenses	945.9	575.5
Income from operations	94.3	76.1
Interest expense, net	(31.4)	(17.4)
Gain on Topgolf investment	—	252.5
Other income, net	8.1	9.0
Income before income taxes	71.0	320.2
Income tax (benefit)/provision	(15.7)	47.7
Net income	$ 86.7	$ 272.5

Earnings per common share:
Basic	$0.47	$2.32
Diluted	$0.44	$2.19
Weighted-average common shares outstanding:
Basic	185.1	117.5
Diluted	200.8	124.6

On March 8, 2021, the Company completed its merger with Topgolf and has included the results of operations for Topgolf in its consolidated statements of operations from that date forward.

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$ 86.7	$ 272.5
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	42.6	20.3
Lease amortization expense	20.9	10.8
Amortization of debt discount and issuance costs	2.5	4.1
Deferred taxes, net	(12.6)	46.4
Non-cash share-based compensation	13.8	4.6
Gain on Topgolf investment	—	(252.5)
Acquisition costs	—	(15.8)
Other	(0.2)	(6.1)
Changes in assets and liabilities	(339.0)	(162.9)
Net cash used in operating activities	(185.3)	(78.6)

Cash flows from investing activities:
Cash acquired in merger	—	171.3
Capital expenditures	(124.3)	(28.8)
Net cash (used in) provided by investing activities	(124.3)	142.5

Cash flows from financing activities:
Repayments of long-term debt	(77.6)	(5.3)
Proceeds from borrowings on long-term debt	60.0	—
Proceeds from (repayments of) credit facilities, net	212.2	(6.9)
Debt issuance cost	—	(5.4)
Payment on contingent earn-out obligation	(5.6)	(3.6)
Repayments of financing leases	(0.1)	(0.1)
Proceeds from lease financing	50.5	3.1
Exercise of stock options	—	0.3
Acquisition of treasury stock	(34.3)	(12.5)
Net cash provided by (used in) financing activities	205.1	(30.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.0)	(2.3)
Net (decrease) increase in cash, cash equivalents and restricted cash	(107.5)	31.2
Cash, cash equivalents and restricted cash at beginning of period	357.7	366.1
Cash, cash equivalents and restricted cash at end of period	$ 250.2	$ 397.3
Restricted cash	5.2	—
Cash and cash equivalents at end of period	$ 245.0	$ 397.3

CALLAWAY GOLF COMPANY
Consolidated Net Revenues and Operating Segment Information
(In millions) (Unaudited)

	Net Revenues by Product Category(1)
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$ 306.5	$ 86.1	$ 220.4	256.0%	256.3%
Other Topgolf business lines(2)	15.5	6.5	9.0	138.5%	146.2%
Golf Clubs	370.4	316.4	54.0	17.1%	20.4%
Golf Balls	97.6	60.5	37.1	61.3%	63.6%
Apparel	138.4	95.3	43.1	45.2%	50.4%
Gear, Accessories & Other	111.8	86.8	25.0	28.8%	32.7%
Total net revenues	$ 1,040.2	$ 651.6	$ 388.6	59.6%	62.9%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) As of January 1, 2022, net revenue related to corporate advertising sponsorships offered at Topgolf venues will be included in the venues category. Previously, these revenues were included in other Topgolf business lines. As a result of the change, net revenue from venues and other Topgolf business lines in the first quarter of 2021 was recast to conform with the current period presentation.

	Net Revenues by Region
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
United States	$ 709.4	$ 388.2	$ 321.2	82.7%	82.7%
Europe	134.9	108.3	26.6	24.6%	32.6%
Asia	158.6	123.9	34.7	28.0%	37.4%
Rest of world	37.3	31.2	6.1	19.6%	22.4%
Total net revenues	$ 1,040.2	$ 651.6	$ 388.6	59.6%	62.9%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended March 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$ 322.0	$ 92.6	$ 229.4	247.7%	248.6%
Golf Equipment	468.0	376.9	91.1	24.2%	27.4%
Apparel, Gear & Other	250.2	182.1	68.1	37.4%	42.0%
Total net revenues	$ 1,040.2	$ 651.6	$ 388.6	59.6%	62.9%
Segment operating income:
Topgolf	$ 6.5	$ 4.0	$ 2.5	62.5%
Golf Equipment	100.8	84.9	15.9	18.7%
Apparel, Gear and Other	26.7	20.5	6.2	30.2%
Total segment operating income	134.0	109.4	24.6	22.5%
Corporate costs and expenses(2)	(39.7)	(33.3)	(6.4)	19.2%
Total operating income	94.3	76.1	18.2	23.9%
Gain on Topgolf investment(3)	—	252.5	(252.5)	(100.0%)
Interest expense, net	(31.4)	(17.4)	(14.0)	80.5%
Other income, net	8.1	9.0	(0.9)	(10.0%)
Total income before income taxes	$ 71.0	$ 320.2	$ (249.2)	(77.8%)

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to amortization expense of acquired intangible assets and depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf. The amount for 2022 also includes $2.7 million of costs associated with the implementation of new IT systems for Topgolf, legal and credit agency fees related to a postponed debt refinancing, in addition to charges of $3.8 million associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war. The amount for 2021 also includes $16.2 million of transaction, transition and other non-recurring costs associated with the merger with Topgolf and costs associated with the implementation of new IT systems for Jack Wolfskin.

(3) Amount represents a gain recorded to step-up the Company's former investment in Topgolf to its fair value in connection with the merger.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items and Impairment Charges(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization, Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$ 1,040.2	$ —	$ —	$ —	$ 1,040.2	$ 651.6	$ —	$ —	$ —	$ —	651.6
Total costs and expenses	945.9	4.8	6.9	—	934.2	575.5	3.5	—	16.9	—	555.1
Income/(loss) from operations	94.3	(4.8)	(6.9)	—	106.0	76.1	(3.5)	—	(16.9)	—	96.5
Other (expense)/income, net	(23.3)	(0.9)	(0.3)	—	(22.1)	244.1	(0.3)	(2.5)	252.4	—	(5.5)
Income/(loss) before income taxes	71.0	(5.7)	(7.2)	—	83.9	320.2	(3.8)	(2.5)	235.5	—	91.0
Income tax (benefit)/provision	(15.7)	(1.4)	(0.8)	(26.5)	13.0	47.7	(0.9)	(0.6)	(4.1)	38.9	14.4
Net income/(loss)	$ 86.7	$ (4.3)	$ (6.4)	$ 26.5	$ 70.9	$ 272.5	$ (2.9)	$ (1.9)	$ 239.6	$ (38.9)	$ 76.6

Earnings per share - diluted(6)	$ 0.44	$ (0.02)	$ (0.03)	$ 0.13	$ 0.36	$ 2.19	$ (0.02)	$ (0.02)	$ 1.92	$ (0.31)	$ 0.62
Weighted-average shares outstanding - diluted	200.8	200.8	200.8	200.8	200.8	124.6	124.6	124.6	124.6	124.6	124.6

(1) Includes non-cash amortization expense of acquired intangible assets, in addition to depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf.

(2) Includes IT integration and implementation costs at Topgolf, legal and credit agency fees related to a postponed debt refinancing, and charges of $3.8 million associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war.

(3) Includes the recognition of a valuation allowance against certain deferred tax assets in the first quarter of 2021 as the result of the merger with Topgolf, as well as the subsequent release of a portion of the valuation allowance upon the Company's completion of its assessment of these deferred taxes in the first quarter of 2022.

(4) Includes non-cash interest expense related to the debt discount amortization of the convertible notes issued in May 2020. In connection with the adoption of ASC 2020-06, as of January 1, 2022, the Company derecognized the discount associated with the convertible notes, and as such, will no longer recognize amortization expense in future periods.

(5) Includes a $252.5 million gain to step-up the Company's pre-acquisition investment in Topgolf to its fair value, and $16.2 million in transaction and transition costs related to the merger with Topgolf.

(6) In connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million of interest expense from net income related to its convertible notes for the purposes of calculating diluted EPS.

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(In millions)
(Unaudited)

	2022 Trailing Twelve Month Adjusted EBITDA					2021 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2021	2021	2021	2022	Total	2020	2020	2020	2021	Total
Net income/(loss)	$ 91.7	$ (16.0)	$ (26.2)	$ 86.7	$ 136.2	$ (167.7)	$ 52.4	$ (40.6)	$ 272.5	$ 116.6
Interest expense, net	28.9	28.7	40.5	31.4	129.5	12.2	12.7	12.9	17.5	55.3
Income tax (benefit)/provision	(15.8)	66.2	(69.4)	(15.7)	(34.7)	(7.9)	5.4	(7.1)	47.7	38.1
Depreciation and amortization expense	43.3	44.4	47.9	42.5	178.1	9.4	10.3	10.8	20.3	50.8
JW goodwill and trade name impairment(1)	—	—	—	—	—	174.3	—	—	—	174.3
Non-cash stock compensation and stock warrant expense, net	11.0	10.8	12.0	14.5	48.3	2.9	3.3	2.9	4.6	13.7
Non-cash lease amortization expense	2.1	2.8	7.7	3.5	16.1	0.2	(0.1)	—	0.8	0.9
Acquisitions & other non-recurring costs, before taxes(2)	3.3	1.9	1.8	6.9	13.9	5.8	4.4	8.6	(235.6)	(216.8)
Adjusted EBITDA	$ 164.5	$ 138.8	$ 14.3	$ 169.8	$ 487.4	$ 29.2	$ 88.4	$ (12.5)	$ 127.8	$ 232.9

(1) Amounts include an impairment charge related to Jack Wolfskin.

(2) In 2022, amounts include charges of $3.8 million associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war, as well as costs associated with the implementation of new IT systems for Topgolf, and legal costs and credit agency fees related to a postponed debt refinancing. In 2021, amounts include the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf, as well as $21.2 million in transaction, transition, and other non-recurring costs associated with the merger with Topgolf, and $2.8 million in expenses related to the implementation of new IT systems for Jack Wolfskin. In 2020, amounts include transaction costs of $8.5 million related to the merger with Topgolf, $2.8 million related to the Company's transition to its new North America Distribution Center, and $1.5 million in IT implementation costs for Jack Wolfskin.

CALLAWAY GOLF COMPANY
Topgolf Non-GAAP Reconciliation and Supplemental Financial Information
(In millions)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021

Segment operating income(1):	$ 6.5	$ 4.0
Depreciation and amortization expense	28.1	8.7
Non-cash stock compensation expense	3.7	0.9
Non-cash lease amortization expense	3.2	0.6
Foreign currency	—	0.5
Adjusted segment EBITDA	41.5	14.7
Topgolf pre-merger EBITDA contribution for Jan. and Feb. 2021	—	2.3
Pro forma segment adjusted EBITDA	$ 41.5	$ 17.0

(1) The Company does not calculate GAAP net income at the operating segment level, but has provided Topgolf's segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company's consolidated pre-tax income in the Consolidated Net Revenues and Operating Segment Information included in this release.